Exhibit 8.2

[Letterhead of McDermott Will & Emery LLP]

[    ], 2016

Coty Inc.

350 Fifth Avenue

New York, NY 10018

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Coty Inc. (“Coty”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of Green Acquisition Sub Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Coty, with and into Galleria Co. (“SplitCo”), a Delaware corporation and a wholly owned subsidiary of The Procter & Gamble Company (“P&G”), an Ohio corporation, as described in the registration statement on Form S-4/Form S-1 (Reg. No. 333-210857) of SplitCo and the Registration Statement on Form S-4 (Reg. No. 333-210856) of Coty, each filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) in connection with the Merger (as amended through the date hereof, and including the prospectuses that form parts thereof and any exhibits thereto, each a “Registration Statement” and together, the “Registration Statements”), and pursuant to the transaction agreement dated as of July 8, 2015, entered into by P&G, SplitCo, Coty, and Merger Sub (including any exhibits thereto, the “Transaction Agreement”) that is attached as an exhibit to each Registration Statement.

In rendering this opinion, we have reviewed (i) the Registration Statements; (ii) the Transaction Agreement; (iii) the representation letters (including all exhibits thereto, the “Representation Letters”) of Coty and P&G delivered to us for purposes of this opinion; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Merger will be consummated as described in the Registration Statements and in accordance with the provisions of the Transaction Agreement, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the representations and statements set forth in the Registration Statements, the Representation Letters, the Transaction Agreement, and the other documents referred to herein are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement in the Registration Statements, the Representation Letters, the Transaction Agreement, or any other document referred to herein made “to the best knowledge and belief of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or statement set forth in the Registration Statements, the Representation Letters, the Transaction Agreement, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations and statements set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statements, it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

This opinion expresses our views only as to the specific U.S. federal income tax issue set forth above, and no opinion is expressed as to any tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, we do not by rendering this opinion undertake any responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to, and to the reference to our firm in, each Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,

MCDERMOTT WILL & EMERY LLP